Filed pursuant to Rule 424(b)(3)
File No. 333-123815

Prospectus Supplement No. 13
(To Prospectus dated May 3, 2005)

VISTULA COMMUNICATIONS SERVICES, INC.

34,197,488 shares of common stock

This prospectus supplement supplements the Prospectus dated May 3, 2005 relating to the resale of 34,197,488 shares of our common stock.  This prospectus supplement should be read in conjunction with the Prospectus.

2004 Stock Incentive Plan

On December 23, 2005, our Board of Directors approved an increase, from 8,000,000 to 15,000,000, in the number of shares of our common stock authorized under our 2004 Stock Incentive Plan.  The increase will be submitted to our stockholders for their ratification at our next annual meeting.

Also on December 23, 2005, we granted options to purchase common stock to the persons and in the amounts that follow:

Employee, Consultant or Director	Shares

Adam Bishop	750,000

Ian Cope	250,000

Olympic Corporate Holdings Limited	500,000

Nick Topham	250,000

George R. Vaughn	100,000

Executive Management Services Limited	4,000,000

Anthony Warrender	250,000

J. Marcus Payne	250,000

All of the above options have an exercise price of $1.50 per share and an expiration date of December 23, 2015.  The options were granted as compensation for consulting, employment or director services, as applicable.  The options will become vested as to 25% of the total number of option shares upon shareholder ratification of the increase in the number of shares authorized under the Company’s 2004 Stock Incentive Plan to 15,000,000 shares described above. Thereafter, the options will become vested as to an additional 6.25% of the total number of option shares in quarterly installments beginning on September 30, 2006.  Mr. Payne, one of our directors, is a director of Olympic Corporate Holdings Limited.  Rupert Galliers-Pratt, our Chairman, President and Chief Executive Officer, holds indirect voting and investment control over shares held by Executive Management Services Limited.

These issuances were exempt from registration under the Securities Act of 1933 pursuant to an exemption under Section 4(2) thereof as a sale of securities not involving any public offering.

Investing in our common stock involves a high degree of risk.
See Risk Factors beginning on page 4 of the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed on the adequacy or accuracy of this prospectus supplement.  Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is December 30, 2005